EXHIBIT 23.1

CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS ADVISORS

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the Current Report on Form 8-K/A filed by Southern Missouri Bancorp, Inc. on October 21, 2014, of our report dated March 18, 2014, on our audits of the consolidated financial statements of Peoples Service Company and Subsidiaries as of and for the years ended December 31, 2013 and 2012.

/s/ KPM CPAs, PC

Springfield, Missouri
October 21, 2014

2003 East Sunshine • Springfield, Missouri 65804 • 417-882-4300 • fax 417-882-9418
500 West Main Street, Suite 200 • Branson, Missouri 65616 • 417-334-2987 • fax 417-336-3403
www.kpmcpa.com
Member CPA Associates International, Inc., with offices in principal U.S. and International cities.